The total number of sequentially numbered pages in this manually signed original is 6. Exhibit Index is sequential page no. 4.



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)          June 23, 1997
                                                     ---------------------



                               INTEGON CORPORATION
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

Delaware                           001-10997                       13-3559471
--------------                ------------------------           ---------------
(State or Other               (Commission File Number)          (I.R.S. Employer
Jurisdiction of incorporation)                                   Identification



                              500 West Fifth Street
                       Winston-Salem, North Carolina 27152
                    ----------------------------------------
                    (Address of Principal Executive Offices)

                                 (910) 770-2000
               ---------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
               ---------------------------------------------------
          (Former name or former address, if changed since last report.)





                                   Page 1 of 8
                           Exhibit Index is on Page 4

Item 5.  Other Events

     On June 23, 1997, Integon Corporation (the "Company") issued a press release announcing the sale of the company to General Motors Acceptance Corporation. A copy of the press release is attached hereto as Exhibit 99.1.


Item 7.  Exhibits

         (c)      Exhibits.

                    Exhibit Number           Description
                    --------------           ------------

                           99.1              Press Release dated
                                             June 23, 1997 issued
                                             by the Company.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     INTEGON CORPORATION



       June 23, 1997                 By:   /s/ John B. McKinnon
       -------------                       ---------------------
            Date                           John B. McKinnon
                                           President and Chief Executive Officer

                                  Exhibit Index
                                  -------------


Exhibit Number                     Description                          Page No.
--------------                     -----------                          --------

    99.1                 Press Release dated June 23, 1997                   5
                         issued by the Company

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                                  Exhibit 99.1


                        PRESS RELEASE DATED JUNE 23, 1997
                              ISSUED BY THE COMPANY

CONTACT:
Integon Corporation:
         Analysts/Investors - Gay Huntsman (910) 770-8434
         Media - Turner Coley (910) 760-3000

GMAC:
         Terry Sullivan (313) 556-1020
         Janelle McCammon (313) 556-6740





                     GMAC and Integon Sign Merger Agreement


WINSTON-SALEM, NC, June 23, 1997 - GMAC and Integon announced today that they have signed a definitive agreement providing for Integon's merger with a subsidiary of GMAC that will provide Integon's common stockholders with $26 cash per share, including the holders of common stock to be issued upon conversion of Integon's $3.875 Convertible Preferred Stock (convertible at $19.05 per share), or an aggregate of approximately $550 million. The payment is to be made upon closing of the transaction, subject to obtaining all necessary regulatory and stockholder approvals.

         "The proposed merger with Integon results from seeking attractive growth alternatives and represents a major step in our efforts to expand our reach in the financial services industry," said John Rines, GMAC president. "We're extremely pleased to have the opportunity for Integon to become an important member of our organization, and we plan to leverage their expertise to create new opportunities inside and outside GMAC."



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

Integon Corporation
Page 2

         The transaction, which has been unanimously approved by all members of Integon's Board of Directors who reviewed the matter, is subject to approval by Integon's common stockholders. Integon common stock is traded on the New York Stock Exchange (IN) where its last trade on June 23, 1997 was at $16 per share.

         Integon is a nonstandard automobile insurance company based in Winston-Salem, NC. Nonstandard automobile insurance is offered to consumers who do not qualify for standard rates due to various risk factors such as driving record.

         The merger of Integon with GMAC will strategically complement the direct response preferred and standard personal lines insurance business written by GMAC's present insurance subsidiaries, led by Motors Insurance Corporation
(MIC). With the addition of Integon, GMAC's combined insurance operations will reach a broader base of auto insurance customers. In 1996, MIC had premiums of $1.2 billion from its three major product lines -- automotive mechanical and maintenance coverages, personal lines coverages, and commercial lines and reinsurance coverages.

         Integon Corporation previously announced that it had retained Goldman, Sachs & Co. to review all strategic alternatives, including sale of the Company. "The Board of Directors, after a thorough review of such strategic alternatives, believes this sale is in the best interest of Integon stockholders and will strengthen the Company's opportunity for future growth," stated John B. McKinnon, Integon president and CEO.

         Convertible Preferred Stock of Integon that is not converted prior to the effective date of the merger will be redeemed on or after September 16, 1997, in accordance with its terms at a price of $52.33 (or the equivalent of approximately $20 per share of common stock). Integon's 9.5% Senior Notes and 8% Senior Notes, in the aggregate amount of approximately $150 million, will remain outstanding in accordance with their



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Integon Corporation
Page 3

terms. The recently issued Capital Securities, issued by Integon Capital I, a business trust, and guaranteed in certain respects by Integon, in the amount of $100 million will also remain outstanding in accordance with their terms.

         GMAC, a wholly owned subsidiary of General Motors, is one of the world's largest financial services companies. Since its founding in 1919, GMAC has extended $879 billion in credit to help finance more than 138-million cars and trucks in 33 countries around the world. GMAC's Internet web site address is http://www.gmacfs.com.

         Integon Corporation, through its wholly owned property and casualty insurance subsidiaries, specializes in the underwriting and marketing of nonstandard and other specialty automobile insurance products to individuals. Integon markets its products through approximately 13,000 independent agencies in 30 states. In 1996, Integon reported $800 million in net premiums written.




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